Exhibit 10.1

CONSTRUCTION MANAGEMENT AGREEMENT

This Construction Management Agreement is made and entered into effective as of July 14, 2005, by and between Seneca Construction Management Corporation (“Construction Manager”) and Seneca Territory Gaming Corporation (“Owner”).

WHEREAS, the parties desire to enter into this agreement in order to set forth the terms, conditions and procedures under which the Casino Hotel (hereinafter defined) will be constructed;

NOW, THEREFORE, for and in consideration of the premises and the mutual covenants and agreements contained herein, the parties hereby stipulate and agree as follows:

ARTICLE I.
DEFINITIONS

1.1           Specific Definitions.  The following capitalized terms shall have the meanings ascribed to them in this Section 1.1.

“Affiliate” means, with respect to any relevant Person, any other Person that directly or indirectly controls, is controlled by or is under common control with, the relevant Person. For purposes of this definition, the term “control” (including its derivatives and similar terms) means owning, directly or indirectly, more than 25% of the voting interest in the relevant Person.

“Agreement” means this Construction Management Agreement (including any exhibits, supplements and other attachments), as amended, restated, supplemented or otherwise modified from time to time.

“Bonus” is defined in Section 5.6.

“Business Day” means Monday through Friday of each week, except that a legal holiday recognized as such by the government of the Seneca Nation of Indians, the United States or the State of New York shall not be regarded as a Business Day.

“Casino Hotel” means the Allegany 220 room hotel and casino with approximately 2,000 slot machines, restaurants, night club(s), bar(s), health club and spa, pool(s), retail space, associated back-of-house support spaces and related site work, to be constructed in Salamanca, New York as further described in Schedule 1.

“Change of Law” means the enactment, adoption, promulgation, issuance, modification, revision, change, repeal or cancellation after the date of this Agreement of or to any Law, that prevents Construction Manager from performing its obligations under this Agreement.

“Change Order” is defined in Section 8.4.

“Completion” is defined in Section 9.3.

“Completion Certificate” shall have the meaning ascribed to it in Section 9.3.

“Completion Date” is defined in Section 9.3.

“Construction Manager” is defined in the Preamble.

“Construction Manager Estimate” is defined in Section 8.3.

“Contract Price” is defined in Section 5.2.

“Contractor” means any Person, other than Construction Manager, performing all or any portion of the Work, or performing any other services, or providing goods, equipment, materials, supplies, or labor services related to the Work, including contractors, subcontractors (and every tier of subcontractors), vendors, suppliers, agents and representatives of Construction Manager, whether hired by Construction Manager or by another Person hired by Construction Manager.

“Costs” means all verifiable, direct, out-of-pocket costs incurred by Construction Manager in performing the Work, but shall not include any costs or expenses (i) for general or overhead expenses of Construction Manager or (ii) that would not have been incurred absent the bad faith, gross negligence, or willful misconduct of Construction Manager or any Contactor.

“Damages” is defined in Section 13.1(a).

“Data” is defined in Section 3.4.

“Day” means a period of twenty-four (24) consecutive hours beginning at 7:00 a.m., Central Time, or at such other hour as Construction Manager and Owner mutually agree.

“Defect” means any equipment, materials, tools, supplies, installation or other work performed or provided by, or within the responsibility of Construction Manager or any Contractors which (i) fails to conform to the Scope of Work or is of improper or inferior workmanship; (ii) could reasonably be expected to adversely effect the design or operation of the Casino Hotel; or (iii) otherwise fails to meet the warranties set forth in Section 10.2.

“Delay Liquidated Damages” is defined in Section 6.2(a).

“Event of Default” or “Default” means the occurrence of any of the following events, circumstances or conditions: (i) the failure by either Party to perform or comply with any material agreement, covenant, obligation or other provision contained in this Agreement when such failure has not been remedied (after delivery of written notice thereof) within ten (10) Days; (ii) the entry of either Party into voluntary or involuntary bankruptcy, receivership or similar protective proceedings; or (iii) the inaccuracy or breach of any material representation or warranty contained in Article X.

“Force Majeure” is defined in Section 12.1.

“Governmental Authority” means applicable tribal, national, state and local governments and all agencies, authorities, departments, instrumentalities, courts, corporations or the other subdivisions of each having or claiming a regulatory interest in or jurisdiction over the Casino Hotel, the Work or the Parties

“Guaranteed Completion Date” is defined in Section 6.1.

“Guaranteed Maximum Price” is defined in Section 5.2.

“Hazardous Materials” shall mean any hazardous materials, hazardous wastes, hazardous constituents, hazardous or toxic substances, petroleum products (including crude oil or any fraction thereof), defined or regulated as such under any environmental Law.

“Invoice” is defined in Section 5.3(a).

“Laws” means the laws, rules, regulations, decrees and orders of the United States of America, the Indian Nation and all other governmental bodies having relevant jurisdiction, whether such now exist or hereafter come into effect.

“Loss” or “Losses” means any actions, claims, settlements, judgments, demands, liens, losses, damages, fines, penalties, interest, costs, expenses (including, without limitation, expenses attributable to the defense of any actions or claims), attorneys’ fees and liabilities related to the construction of the Casino Hotel; provided, however, that as between the Parties, the term Loss shall not include damages which one Party has waived or released its right to seek from the other Party pursuant to Article XIII.

“Notice to Proceed” is defined in Article IV.

“Notice to Proceed Date” is defined in Article IV.

“Owner” is defined in the Preamble.

“Owner Directive” is defined in Section 8.5.

“Owner Indemnified Party” is defined in Section 13.2(a).

“Party” and “Parties” means, each of Owner and Construction Manager, individually or collectively, as the context may require.

“Performance Security” is defined in Article VII.

“Person” means any individual or entity, including, without limitation, any corporation, limited liability company, joint venture, joint stock company, general or limited partnership, trust, agency, association, organization, government authority (including any agency or administrative group thereof) or other entity.

“Progress Report” is defined in Section 5.3(e).

“Property” means the areas designated by Owner for performance of the Work

“Repair” (which shall also mean “Repairing”) is defined in Section 10.2(a).

“Retainage” is defined in Section 5.5.

“Scope of Work” is set forth on Schedule 1 (as may be amended pursuant to the terms of this Agreement).

“Stated Rate” means an annual rate of interest (compounded monthly) equal to the lesser of (i) the sum of the one year LIBOR rate quoted in the Wall Street Journal (or, in its absence, a similar publication) on the first Day of the applicable month plus one percent (1%).

“Warranty Period” is defined in Section 10.4.

“Work” is defined in Section 2.2.

ARTICLE II.
CONSTRUCTION MANAGEMENT SERVICES

2.1           Appointment as Construction Manager. Subject to the terms and conditions of this Agreement, Owner hereby appoints Construction Manager to act hereunder as an independent contractor to manage the construction of the Casino Hotel, and Construction Manager hereby accepts such appointment and agrees to act pursuant to the provisions of this Agreement. Construction Manager is an independent contractor and agrees to maintain such status and relationship.  Neither Construction Manager nor any Manager Indemnified Party shall be deemed to be the agents, representatives or employees of Owner.  Nothing herein is intended to, or shall be deemed to, create a partnership, joint venture, agency or other relationship creating fiduciary or quasi fiduciary duties or similar duties and obligations or otherwise subject the Parties to joint and several or vicarious liability or to impose any duty, obligation or liability that would arise therefrom with respect to either or both of the Parties.

2.2           Work to be Performed. This Agreement is a turnkey contract and Construction Manager’s obligation is to provide Owner with the Casino Hotel complete and in full operating condition, completed in every detail according to the Scope of Work within the time and schedules designated herein and for the purposes designated herein by Owner, and to do and furnish everything necessary in connection therewith, all on a total, fixed price basis as set forth herein.  Without limiting the generality of the foregoing, Construction Manager shall perform the Work set forth on Schedule 1 (the “Work”).

2.3           Use of Contractors.

(a)           Schedule 2 sets forth certain items of the Work, and with respect to each such item of Work, the Person(s) approved by Construction Manager and Owner to perform such Work.  Schedule 2 may not be modified without the prior written consent of Owner, such consent not to be unreasonably withheld.  Construction Manager is prohibited from subcontracting or assigning any of the Work, except as approved by Owner and set forth on Schedule 2.  Upon Owner’s request, Construction Manager shall cause a qualified representative of any Contractor to meet with Owner.

(b)           Approval by Owner of any Contractor shall not relieve Construction Manager of any of its obligations under this Agreement and Construction Manager shall, at all times, be responsible for all of the Work, including all Work set forth on Schedule 2.  All Work performed by a Contractor shall be pursuant to an appropriate written agreement between Contractor and Construction Manager.  All such Contractor contracts entered into by Construction Manager for any portion of the Work shall:

(i)            conform to and require Contractor to perform in accordance with the requirements, terms and conditions of this Agreement,

(ii)           be assignable to Owners upon Owner’s written request,

(iii)          preserve and protect the rights of Owner under this Agreement and with respect to the Work to be performed,

(iv)          require Contractor to provide and maintain adequate insurance consistent its obligations related to this Agreement and the Work to be performed, and

(v)           obligate Contractor to execute a waiver and release with respect to any lien rights for each payment received by the such Contractor for the Work.

ARTICLE III.
GENERAL OBLIGATIONS OF CONSTRUCTION MANAGER

3.1           Standard of Performance. Construction Manager shall perform the Work and carry out its other obligations hereunder, and shall require all of its employees, Contractors, agents, materialmen and vendors furnishing labor, materials or services in any way relating to this Agreement or affecting the Casino Hotel to carry out their respective responsibilities in accordance with (a) the terms of this Agreement, (b) safe, sound, efficient, workmanlike, economically prudent, and environmentally sound practices, and (c) all Laws, permits and licenses applicable to the Casino Hotel and the construction thereof.

3.2           Construction Manager’s Employees, Consultants and Contractors. Construction Manager shall pay all expenses in connection with employing, retaining and supervising other Persons necessary or appropriate for the performance of the Work, including compensation, salaries, wages, overhead and administrative expenses incurred by Construction Manager, and as applicable, FICA and Medicare taxes, workers’ compensation insurance, retirement and insurance benefits and other such expenses.  All services performed or materials supplied by any Affiliate of Construction Manager shall be performed or supplied at terms and rates that are reasonably competitive with the terms and rates known to Construction Manager to be prevailing in the industry at the time for the area of operations.

3.3           Payments Pursuant to Agreements. Construction Manager shall promptly pay all undisputed amounts due and payable to (a) all Contractors in accordance with the terms of applicable Contractor contract and (b) any other third Party providing goods or services in connection with the Work.

3.4           Ownership and Custody of and Access to Data. Notwithstanding anything in this Agreement to the contrary, Owner shall be the sole and exclusive owner of all reports, filings, agreements, instruments and other documents (collectively, “Data”), whether prepared by

Construction Manager, Owner or any other Person, including a Contractor, related to the Work and any such Data shall be made available to Owner at Construction Manager’s office during reasonable business hours on provision of reasonable notice. Within a reasonable period of time after delivery of the Completion Certificate, or immediately upon the termination of this Agreement, Construction Manager shall deliver originals of all Data to Owner.

3.5           Inspection and Rejection by Owner. Owner, and its designated representatives, shall have the right to inspect all Work including, without limitation, testing, inspection, repairs, construction, installation, removal of equipment, meetings or other communications with any Person, or similar activities undertaken by Construction Manager in connection with this Agreement.  Owner shall have the right to reject, or to direct Construction Manager to reject, at any time, any such portion of the Work, including any design, engineering, materials, equipment, installation, tools or supplies, which in Owner’s reasonable judgment does not conform to this Agreement, including the Work Scope, or which contains Defects. Upon such rejection, Construction Manager shall promptly remedy any condition identified by Owner as giving rise to such rejection.

3.6           Disclosure to Owner.  Construction Manager shall promptly notify Owner of any event, circumstance or condition known to Construction Manager constituting or which reasonably could be expected to constitute a material breach, violation of any Law, or default of any other obligation of Owner of which Construction Manager has knowledge. Construction Manager shall promptly notify Owner of any significant circumstance, event, occurrence or condition (whether then existing or, in Construction Manager’s opinion, expected to exist in the near future), including issues related to the acquisition (including eminent domain proceedings) of rights of way and similar matters.

3.7           Risk of Loss. Until the earlier of the Completion Date and the termination of this Agreement, Construction Manager assumes risk of loss and full responsibility for the cost of replacing or repairing the damage to the Casino Hotel and all materials, equipment, spare parts, supplies and maintenance equipment (including temporary materials, equipment and supplies) which are purchased by Construction Manager or Owner for permanent installation in, or for use during construction of; the Casino Hotel. It is contemplated that all material, equipment and supplies will be owned by Owner and purchased or furnished for Owner’s account. Construction Manager shall assume such risk of loss and full responsibility regardless of whether Owner has title to such items under this Agreement (unless such loss or damage is a result of the gross negligence or intentional misconduct of Owner or Owner’s agents during such time as such agents are acting under Owner’s control, in which case Owner shall be responsible for the amount of any deductibles under applicable insurance policies); provided, however that such deductibles shall not exceed (a) $250,000.00 in respect of each claim for earthquake or flood damage and (b) $250,000.00 in respect of each other claim. Upon the earlier of the Completion Date and the termination of this Agreement, risk of loss and responsibility shall be assumed by Owner.

3.8           Construction Budget. At least thirty (30)  Days prior to the date scheduled for the Notice to Proceed Date, Construction Manager shall submit to Owner for Owner’s approval a budget for the Work, which budget amount shall not exceed the Guaranteed Maximum Price.

ARTICLE IV.
COMMENCEMENT OF WORK

Owner shall issue to Construction Manager a written notice instructing Construction Manager to commence the Work (the “Notice to Proceed”). Upon receipt of the Notice to Proceed (the “Notice to Proceed Date”), Construction Manager shall commence and continuously and diligently pursue and perform the Work, in a manner and with adequate resources to ensure compliance with the Guaranteed Completion Date, the Construction Schedule set forth on Schedule 3, and otherwise in compliance with this Agreement.

ARTICLE V.
ACCOUNTING AND COMPENSATION

5.1           Accounting Records. Construction Manager shall keep complete and accurate records of all costs, expenses and expenditures in connection with this Agreement. To the extent necessary or appropriate to verify the amounts billed to Owner pursuant to this Agreement, Owner or its designated representatives, after five (5) Days’ prior written notice to Construction Manager, shall have the right during normal business hours to audit or examine, all books and records maintained by Construction Manager relating to the construction of the Casino Hotel. Such right shall include the right to meet with Construction Manager’s internal auditors to discuss matters relevant to the audit or examination. Owner shall have three (3) years after the termination of this Agreement to initiate an audit of Construction Manager’s records for any Work performed or materials provided during the term of this Agreement.  Owner shall make every reasonable effort to conduct audits in a manner which will result in a minimum of inconvenience to Construction Manager.

5.2           Contract Price. For the performance of the Work during the term of this Agreement, Owner agrees to pay Construction Manager, an amount equal to the Costs plus four percent (4%) (the “Contract Price”); provided, however, that the Contract Price may in no event exceed $123,000,000.00 (the “Guaranteed Maximum Price”).  The Contract Price will be Construction Manager’s complete compensation for the Work whether the Work are performed by Construction Manager’s personnel or by Contractors.

5.3           Request for Payment. No later than the tenth (10th) Day of each month, Construction Manager shall submit to Owner a Request for Payment which shall include:

(a)           an invoice for the portion of the Contract Price incurred for the Work performed during the previous month (or, if applicable, prior months in case of third party invoices received during the previous month), if any, prepared in a form reasonably acceptable to Owner and supported by records evidencing the actual Costs incurred, minus the Retainage (an “Invoice”);

(b)           a certification that (i) such Request for Payment represents the amount to which Construction Manager is entitled to pursuant to the terms of this Agreement; and (ii) Construction Manager has paid all amounts that are due and owing to the Contractors, subject only to such disputed amounts as are specified by Construction Manager in the Progress Report;

(c)           a partial lien waiver in the form of Exhibit A from Construction Manager ;

(d)           a partial lien waiver in the form of Exhibit B from each Contractor; and

(e)           a progress report (a “Progress Report”) which shall be in such form as may reasonably be requested by Owner, and which shall include, without limitation:

(i)            a description of the Work performed during the prior month;

(ii)           a description of the Work to be performed during the next month and an estimate of the Costs to be incurred in connection with such Work;

(iii)          a list of all Change Orders approved as of the end of the prior month;

(iv)          a discussion of any problems encountered during the prior month and remedies effected or planned; and

(v)           a description of any payment or other disputes with any Contractors or Governmental Authorities.

Additional Progress Reports.  Owner shall be immediately notified upon, but no later than one (1) Business Day from, Construction Manager’s knowledge of any specific change from a previously issued Progress Report.

5.4           Payments. Owner shall pay to Construction Manager the full undisputed amount of each Invoice within thirty (30) Business Days of receipt of each such Invoice. If Owner fails to make timely payments of any Invoice amount, or portion thereof, then Construction Manager shall be entitled to collect such unpaid undisputed amount, together with interest at the Stated Rate on any unpaid undisputed amount. If Owner’s failure to pay is a result of a good faith dispute of any Invoice amount, then interest will be payable only on the unpaid portion that is found or agreed by the Parties to be ultimately due. Interest shall accrue on unpaid amounts for the period beginning on the payment due date of the applicable Invoice and ending upon payment of such amount (together with the interest thereon). Payment and failure to object to all or any portion of an Invoice amount shall not be construed as an acceptance of defective Work or a waiver of any right under this Agreement by Owner.

5.5           Retainage. To secure Construction Manager’s performance of its obligations hereunder, the Company will withhold an amount equal to ten percent (10%) of the Contract Price (the “Retainage”) from each payment paid to Construction Manager by Owner (other than the final payment).  In the event that amounts are due under this Agreement from Construction Manager to Owner, and such amounts are not paid when due, Owner shall have the right to withhold additional amounts from Owner’s payments to Construction Manager equal to the amount owing by Construction Manager.

5.6           Bonus.  In the event the total Cost for constructing the Casino Hotel under this Agreement is less than the Guaranteed Maximum Price, Construction Manager shall be entitled to a bonus equal to fifty percent (50%) of the difference between the Guaranteed Maximum Price and the sum of: (a) all payments made to Construction Manager under this Agreement, (b) any Buy-Down Amounts paid by Construction Manager to Owner, and (c) any payments to third parties that directly resulted from a Construction Manager Event of Default (the “Bonus”).

5.7           Final Payment. Upon completion of the Casino Hotel, Construction Manager shall submit a final Request for Payment which shall set forth all amounts due and remaining unpaid to Construction Manager, including the Retainage and the Bonus, if any, and such amounts shall be paid by Owner within ninety (90) Business Days of Owner’s receipt of the final Request for Payment.

5.8           Certain Conduct. Notwithstanding any other provision herein, Owner shall not be required to pay or reimburse Construction Manager for (a) any additional costs and expenses that would not have been incurred absent the bad faith, gross negligence, or willful misconduct of Construction Manager or (b) claims for non-payment of any and all contributions, withholding deductions or taxes measured by the wages, salaries or compensation paid to Persons employed by Construction Manager in connection herewith.

5.9           Taxes.  Construction Manager shall pay and be responsible for all taxes of any kind, including sales, use, excise, unemployment, income taxes and any and all other taxes on any item or service that is part of the Work, whether such tax is normally included in the price of such item or service or is normally stated separately and any other taxes imposed by any Governmental Authorities on any equipment, materials, labor and services furnished by Construction Manager or its Contractors, or otherwise arising out of Construction Manager’s performance of the Work, including any increases in any such taxes during the term of this Agreement; and any duties, fees, and royalties imposed with respect to any equipment, materials, labor or services.

ARTICLE VI.
GUARANTEES AND DELAY LIQUIDATED DAMAGES

6.1           Guarantee. Construction Manager guarantees that it shall achieve Completion not later than November 1, 2006, as such guaranteed date may be adjusted pursuant to this Agreement (the “Guaranteed Completion Date”).

6.2           Liquidated Damages for Delay.

(a)           Construction Manager understands that if Completion is not achieved by the Guaranteed Completion Date, Owner will suffer substantial damages.  Therefore, Construction Manager agrees that if Completion is not achieved by the Completion Date, Construction Manager shall pay Owner as liquidated damages $100,000.00 per Day, for each Day or part thereof by which Completion is delayed beyond the Guaranteed Completion Date, commencing on the date following the Guaranteed Completion Date and ending on the Completion Date (the “Delay Liquidated Damages”).  All Delay Liquidated Damages shall be paid by Construction Manager to Owner no later than fifteen (15) Business Days following Owner’s invoice therefore, for any Delay Liquidated Damages that have accrued during the preceding Month.

(b)           Construction Manager and Owner agree that the Delay Liquidated Damages are liquidated damages, and in the circumstance that they are payable: (i) it would be extremely difficult to determine the actual damages of Owner, (ii) the agreed liquidated damages are a fair and reasonable estimate of the actual damages that would be suffered by Owner; (iii) in no event shall the amount of any such agreed-upon liquidated damages constitute a penalty for Construction Manager, and (iv) they are the sole remedy for the delay.  Construction Manager hereby waives, to the extent permitted by applicable law, any defense as to the validity of any agreed-upon liquidated damages in this agreement on the grounds that such liquidated damages are void as penalties.

ARTICLE VII.
PERFORMANCE SECURITY

To secure Construction Manager’s performance of its obligations hereunder, on or before the date of execution and delivery of this Agreement, Construction Manager shall furnish Owner with the Performance Security in the form of Exhibit C (the “Performance Security”).  Construction Manager shall cause the Performance Security to remain in full force and effect until all of Construction Manager’s obligations under this Agreement have been completed to the satisfaction of Owner.

ARTICLE VIII.
CHANGES

8.1           General. Except as set forth in Section 8.5, no change or adjustment to the Guaranteed Maximum Price or the Guaranteed Completion Date will be valid except as agreed to by the Parties in accordance with a duly issued Change Order executed in writing by Owner and Construction Manager. All such changes shall be made in accordance with this Article VIII and shall be considered, for all purposes of this Agreement, as part of the Work and shall not affect the validity of this Agreement.

8.2           Minor Modifications. Minor modifications or adjustments that involve no price or time adjustment and do not affect the Work to be provided by Construction Manager (or the performance thereof) as specified in this Agreement may be made by Construction Manager and shall not require a Change Order; provided, however, that Construction Manager shall notify Owner thereof in writing and Owner shall provide its prior written consent (which may be withheld at its sole discretion) prior to Construction Manager’s effecting any such modification.

8.3           Owner Directed Change Order. Owner, at any time or from time to time, may direct a change in the Work, including the Scope of Work, by issuing a Change Notice to Construction Manager. Within five (5) Business Days of receipt of such notice, Construction Manager shall prepare and deliver to Owner a detailed written estimate (the “Construction Manager Estimate”) relating to the contemplated change, which shall include:

(a)           any proposed change in the Guaranteed Maximum Price resulting from such change;

(b)           any effect such change could be expected to have on the Guaranteed Completion Date;

(c)           any potential effect of such change on Construction Manager’s ability to comply with any of its obligations hereunder; and

(d)           documentation reasonably sufficient to enable Owner to evaluate the impact which Construction Manager estimates the Change Order will have on the Guaranteed Maximum Price, the Guaranteed Completion Date and any other provision of this Agreement affected thereby, as the case may be.

8.4           Change Orders. Owner shall review Construction Manager Estimate and if the Parties reach agreement on the matters listed in Construction Manager Estimate, Owner and Construction Manager shall execute an amendment to this Agreement which reflects the nature of such agreement (a “Change Order”), in the form set forth in Exhibit D.

8.5           Owner’s Directive. In the event Owner and Construction Manager are unable to agree with respect to a Construction Manager Estimate and the change in the Work described in the Change Notice is not technically impossible or illegal to implement and Owner has determined that it is in the best interests of the Casino Hotel to implement the proposed change, then Owner may direct Construction Manager in a written notice to proceed in accordance with the proposed change (an “Owner Directive”) and Construction Manager shall perform the Work as modified by the Owner Directive. In the event that Owner issues an Owner Directive, then Construction Manager may modify the Guaranteed Maximum Price and/or the Guaranteed Completion Date to the extent appropriate, as follows:

(a)           Guaranteed Maximum Price Adjustment. To the extent the change requested in Owner Directive would cause the Contract Price to exceed the Guaranteed Maximum Price due to an increase in Construction Manager’s costs for additional Work or materials, then the Guaranteed Maximum Price may be adjusted upward by an amount equal to the Costs attributable to the change, plus four percent (4%).

(b)           Guaranteed Completion Date Adjustment. To the extent the change requested in Owner Directive adversely affects Construction Manager’s ability to complete the Work by the Guaranteed Completion Date, and such effect could not be avoided or mitigated by Construction Manager’s reasonable efforts, then Construction Manager may be entitled to an equitable adjustment of the Guaranteed Completion Date on a Day-for-Day basis (or part thereof) for the impact of such change on Construction Manager’s performance of the Work.

8.6           Construction Manager Requested Change Order.

(a)           Construction Manager may submit a request for a Change Order with respect to:

(i)            a Force Majeure Event; or

(ii)           a Change of Law, unless such Change of Law is due to an act or omission of Construction Manager.

(b)           Construction Manager shall use reasonable efforts to mitigate the adverse effects of any Force Majeure Event or a Change of Law that is the subject of a Change Order request. No such event shall excuse Construction Manager’s continuing obligation to perform the Work, as affected by such event, while such request is pending, except as set forth in Article XII or if cessation of performance is required by a Governmental Authority.

(c)           Any Change Order request under this Section 8.6 shall be processed in accordance with Sections 8.3 and 8.4; provided, however, that no notice from Owner shall be required and Construction Manager’s Change Order request shall include the detailed written estimate relating to the requested change that is required by Section 8.3, without the need for Owner to request same.

8.7           General Requirements and Limitations.

(a)           No addition, deletion, comment, modification or amplification by Owner to the Work shall require a Change Order, an increase in the Guaranteed Maximum Price or an extension of the Guaranteed Completion Date, in each case, if such addition, deletion, comment, modification or amplification is for the purpose of curing a Construction Manager Defect or is required in connection with a Construction Manager Event of Default.

(b)           Notwithstanding any dispute, Construction Manager shall be required to implement any Owner Directive and in no event shall any disputes related to a change, a proposed Change Order or a Owner Directive entitle Construction Manager to stop, delay or suspend the performance of the Work.

ARTICLE IX.
COMPLETION

9.1           Final Request for Payment. Upon Completion of the Casino Hotel, Construction Manager shall submit to Owner a final Request for Payment, which shall include:

(a)           the final Invoice;

(b)           original copies of permits, licenses and other authorizations to the extent that such items are provided to Construction Manager;

(c)           a Final Lien Waiver from Construction Manager in the form of Exhibit E;

(d)           Final Lien Waivers from each Contractor in the form of Exhibit F; and

(e)           a Completion Certificate which shall include:

(i)            a statement that Construction Manager’s construction obligations with respect to Casino Hotel are complete;

(ii)           a statement that all amounts due from Construction Manager to Owner, including, without limitation, all Delay Liquidated Damages or Buy-Down Amounts, if any, have been paid in full;

(iii)          a statement that no Construction Manager Event of Default shall have occurred and be continuing;

(iv)          representations and warranties that Construction Manager has obtained all permits, licenses and other authorizations necessary or appropriate for the construction of the Casino Hotel (other than those obtained by Owner) and that such authorizations are in full force and effect;

(v)           representations and warranties that the Casino Hotel is free and clear of all liens, security interests, or other encumbrances upon Owner’s title arising by virtue of the actions or inactions of Construction Manager or its Contractors or other representatives arising from or related to the Work; and

(vi)          representations and warranties that Construction Manger has paid all amounts due, or which may become due, to all Contractors.

9.2           Buy-Down.  Contemporaneously with Owner’s review of the Work and the Casino Hotel, Construction Manager and Owner shall together identify any and all items of work that Owner and Construction Manager mutually agree require completion or contain a defect, the omission of which would not adversely affect the operation of the Casino Hotel but which must be completed to achieve Completion (the “Buy-Down Items”) and a respective value for each Buy-Down Item.  Owner may, in its sole discretion, require that Construction Manager pay to Owner an amount equal one hundred and fifty percent (150%) of the value specified for certain Buy-Down Items in lieu of completing such Buy-Down Items in order to achieve Completion in accordance with Section 9.3.

9.3           Completion.  Upon Owner’s (a) determination that the Casino Hotel has been completed in accordance with the Scope of Work, and otherwise in accordance with the terms of this Agreement; (b) approval of the form of Completion Certificate submitted by Construction Manager (the “Completion Certificate”); and (c) receipt of the full payment for the Buy-Down Items, if any; an authorized representative of Owner will sign the evidencing Owner’s acceptance that the Casino Hotel has been completed in accordance with the terms of this Agreement (“Completion”).  The “Completion Date” shall be the date on which the Completion Certificate is duly executed and delivered by Owner.  Owner’s execution of the Completion Certificate shall not limit, waive or otherwise affect any right or remedy Owner may have pursuant to this Agreement, any Law or otherwise, including any right Owner may have against Construction Manager for failure to perform the Work in accordance with the terms of this Agreement. Upon receipt of final payment, Construction Manager will assign to Owner all permits, licenses and title to any materials used and paid for by Owner in the construction of the Casino Hotel that were in the name of Construction Manager.

ARTICLE X.
REPRESENTATIONS AND WARRANTIES

10.1         General Representations and Warranties.  Each Party represents and warrants to the other Party that on and as of the date hereof:

(a)           it is duly formed and validly existing and in good standing under the laws of its state or jurisdiction of formation, with power and authority to carry on the business in which it is engaged and to perform its respective obligations under this Agreement;

(b)           the execution and delivery of this Agreement have been duly authorized and approved by all requisite corporate, limited liability company, partnership or similar action;

(c)           it has all the requisite corporate, limited liability company, partnership or similar power and authority to enter into this Agreement and perform its obligations hereunder;

(d)           the execution and delivery of this Agreement do not, and the consummation of the transactions contemplated herein will not, violate any of the provisions of the organizational documents of such party, any agreement pursuant to which such party or its property is bound or, to its knowledge, any applicable Laws; and

(e)           this Agreement is valid, binding and enforceable against such party in accordance with its terms, subject to bankruptcy, moratorium, insolvency and other Laws generally affecting creditors’ rights and general principles of equity (whether applied in a proceeding in a court of law or equity).

10.2         Warranties Related to the Work.

(a)           Construction Manager represents, warrants and agrees as follows: (i) all equipment and materials shall (A) be new unless otherwise specified in the Scope Document, (B) be free from any charge, encumbrance, lien or other security interest and (C) conform to the specifications and description set forth in this Agreement; (ii) the Work will be of high quality, free from Defects and in specific conformity with this Agreement; (iii) the Work will be performed and the Casino Hotel will be constructed in accordance with the requirements of this Agreement.  Construction Manager shall be required to repair, correct, refinish, or if insufficient, to re-perform the Work (including removal and replacement), and generally take or cause to be taken such action as may be required, to fully remedy (“Repair”) any Defects discovered during the term of this Agreement at no cost to the Company.  The Cost of Repairing any Defect shall not be part of the Contract Price.

(b)           Upon notice by Owner to Construction Manager of any Defect, Construction Manager shall Repair such Defect or cause such Defect to be Repaired.  Construction Manager shall Repair, or cause to be Repaired, any such Defect, promptly after receipt of Owner’s notice; provided, however, that no such notice shall be required in the event of a Defect discovered by Construction Manager or any Contractor (notice of which Defect shall promptly be given to Owner).

(c)           Construction Manager shall, at all times during the Warranty Period, maintain sufficient personnel to respond promptly to Owner’s request for warranty work.  In the course of Repairing any Defects, Construction Manager shall do so in good faith coordination with the Casino Hotel’s schedule of operations so as to minimize any adverse effect on the operations of the Casino Hotel.

10.3         Contractor Warranties.  Construction Manager shall obtain for Owner commercially available warranties from all Contractors. Such warranties shall extend for not less than the Warranty Period and shall obligate the respective Contractors to Repair any Defects in the Work in substantially the same manner and on terms and conditions substantially similar to those contained herein.  During the term of this Agreement and the Warranty Period Construction Manager shall be responsible at its own expense for enforcing all Contractor warranties.

10.4         Warranty Period.  Construction Manager’s warranty obligations and liabilities under this Article X shall commence on the Completion Date and shall cease upon the expiration of the period ending eighteen (18) months after the Completion Date (the “Warranty Period”). The Warranty Period for any Work required to be Repaired under this Article X shall be extended for a period of eighteen (18) months after the date of completion of such remedy.

ARTICLE XI.
TERMINATION

11.1         Term. Unless terminated in accordance with Section 11.2, this Agreement shall become effective on and as of the date hereof and shall continue in effect through the Warranty Period.

11.2         Termination. This Agreement may be terminated or canceled prior to the end of the Warranty Period:

(a)           at any time, during an ongoing Event of Default which was not cured during the applicable cure period and which has not been waived by the non-defaulting Party upon the delivery of a notice of termination by the non-defaulting Party to the defaulting party;

(b)           at any time, by mutual written agreement of the Parties; or

(c)           at any time, by Owner, in its sole discretion upon thirty (30) Days notice to Construction Manager.

11.3         Effects of Termination. Termination or cancellation of this Agreement shall not relieve the Parties from any obligation accruing or accrued to the date of such termination or deprive the Party not in Default of any remedy otherwise available to such Party.  In the event this Agreement is terminated by Owner pursuant to Section 9.2(d) above, Owner shall pay Construction Manager (a) the payments, without reduction for retainage, owed as of the date of termination for Work completed, (b) the Retainage retained from each payment previously made, and (c) Construction Manager’s costs reasonably incurred incident to the termination, including actual and reasonable Contractor cancellation costs.

ARTICLE XII.
FORCE MAJEURE

12.1         Suspension of Obligations. Neither Party shall be liable to the other Party for failure to perform any of its obligations under this Agreement to the extent such performance is hindered, delayed or prevented by Force Majeure. For purposes of this Agreement, “Force Majeure” shall mean causes, events or circumstances which are beyond the reasonable control of the Party claiming Force Majeure which cause such Party’s performance hereunder to be hindered, delayed or prevented. Such causes or events shall include, without limitation, acts of God, war (declared or undeclared), insurrections, hostilities, riots, lockouts, strikes, labor disputes, floods, fire, or hurricanes. Notwithstanding anything in this Agreement to the contrary, a claim of Force Majeure shall not extend or otherwise enlarge the term of this Agreement.

12.2         Notice. A Party which is unable, in whole or in part, to carry out its obligations under this Agreement due to Force Majeure shall promptly give written notice to that effect to the other Party stating in reasonable detail the circumstances underlying such Force Majeure.

12.3         Resolution. A Party claiming Force Majeure shall diligently use all reasonable efforts to remove the cause, event or circumstance of such Force Majeure, shall promptly give written notice to the other Party of the termination of such Force Majeure and shall resume performance of any suspended obligation as soon as reasonably possible after termination of such Force Majeure; provided, however, that neither Party shall be required to settle a labor dispute against its own best judgment.

ARTICLE XIII.
INDEMNITY

13.1         Damages.

(a) As used in this Article XIII, the term “Damages” shall mean any and all (i) obligations; (ii) liabilities; (iii) compensatory damages (including, but not limited to, damages for injury to or death of persons and damages to or destruction or loss of property); (iv) to the limited extent permitted under Section 13.1(b), punitive, indirect, special, consequential, incidental and exemplary damages; (v) costs, losses, liabilities, damages, and expenses in any way associated with the containment, removal, or remediation of environmental (as to all media) pollution or contamination pursuant to any current, past, or future federal, state, or local laws, rules, permits, regulations, orders or ordinances; (vi) fines; (vii) penalties; (viii) losses; (ix) actions; (x) suits; (xi) claims; (xii) judgments, orders, directives, injunctions, decrees or awards of any federal, state, or local court or administrative or governmental authority, bureau or agency; and (xiii) costs and expenses (including, but not limited to, reasonable attorney’s fees) incurred in the defense of any of the foregoing.

(b)           AS BETWEEN THE PARTIES, NOTWITHSTANDING ANYTHING TO THE CONTRARY IN THIS AGREEMENT, A PARTY’S DAMAGES

RESULTING FROM A BREACH OR VIOLATION OF ANY REPRESENTATION, WARRANTY, COVENANT, AGREEMENT OR CONDITION CONTAINED HEREIN OR ANY ACT OR OMISSION ARISING FROM OR RELATED TO THIS AGREEMENT SHALL BE LIMITED TO ACTUAL DIRECT DAMAGES AND SHALL NOT INCLUDE ANY OTHER DAMAGES, INCLUDING, WITHOUT LIMITATION, INDIRECT, SPECIAL, CONSEQUENTIAL, INCIDENTAL, EXEMPLARY OR PUNITIVE DAMAGES AND EACH PARTY EXPRESSLY RELEASES THE OTHER FROM ALL SUCH CLAIMS FOR DAMAGES OTHER THAN ACTUAL DIRECT DAMAGES.

(c)           Except as otherwise expressly limited herein, it is the intent of the Parties that all release and indemnity obligations in this Article XIII be without monetary limit and without regard to the cause or causes thereof, including without limitation, the simple negligence (joint, several, active, passive, sole or concurrent) of the releasee. Except otherwise expressly provided for in this Article XIII, a Party’s obligation to indemnify and hold the indemnified Parties harmless against liability as provided for herein shall apply to liability based, in whole or in part, upon any and all theories of law including, without limitation by designation, liability based upon:  (i) any negligent act, grossly negligent act, or omission; (ii) strict liability; (iii) breach of warranty arising out of the alleged supplying of a defective or unreasonably dangerous product; or (iv) noncompliance with any law, rule, regulation, order, permit or policy.

13.2         Indemnity.

(a)           Without limiting other rights and remedies of Owner under this Agreement, to the fullest extent permitted by law, Construction Manager does hereby assume liability for, and does hereby agree to indemnify, protect and defend, save and hold harmless Owner and its respective employees, affiliates, successors, assigns, agents, officers and directors, and anyone else acting for or on behalf of any of the foregoing Persons (each, an “Owner Indemnified Party”) from and against any and all Damages that may be imposed on, suffered or incurred by, or asserted against, any Owner Indemnified Party, that arise out of, or result from, events or circumstances in any way related to, or arising out of:

(i)            Construction Manager’s (or any Contractor’s) fraud, negligence, intentional act or omission, willful misconduct or breach of Law relating to the Work, the Casino Hotel and/or this Agreement;

(ii)           design, materials, engineering, construction or workmanship of Construction Manager or any Contractor or the execution of the Work;

(iii)          breach of this Agreement by Construction Manager;

(iv)          any third-party claims (including lien claims) relating to the Work, the Property, and/or this Agreement;

(v)           losses and liabilities arising from any legal obligation that Owner may have, in Owner’s sole discretion, to withhold amounts from, or deduct any tax at the source from, payments due to Construction Manager (which in each case shall be treated as paid to Construction Manager for purposes of this Agreement) or the assertion of any tax payable by Construction Manager or any Contractor against Owner;

(vi)          the performance of the Work under any workers’ compensation, disability or similar benefit act;

(vii)         the vitiation of any insurance policies due to Construction Manager’s or any Contractor’s breach of warranty, declaration or condition contained in any insurance policy, including the provision of false and misleading information;

(viii)        any amount that Construction Manager shall have failed to pay to any Contractor as compensation for the performance of any Work, and Construction Manager shall assume the defense of any suit or proceeding in connection therewith;

(ix)           any and all claims against Owner by any employee of Construction Manager or any Contractor or by anyone directly or indirectly employed by Construction Manager or any Contractor or anyone for whose acts Construction Manager or any Contractor may be liable; and

(x)            any release of a Hazardous Material that occurred subsequent to the Notice to Proceed Date and during the term of this Agreement which is a violation of an environmental Law, applicable to and binding upon Construction Manager or any Contractor or Construction Manager’s agents or employees, or
(ii) off-site treatment, storage, or disposal, or cleanup or remediation associated therewith, of Hazardous Materials which originated from the Property subsequent to the Notice to Proceed Date.

(b)           Construction Manager shall require all Contractors to identify, defend, and hold harmless the Owner Indemnified Parties and Construction Manager from and against all Damages, including but not limited to, claims for personal injury or death of any Contractor employees, arising out of the Work performed by any such Contractor, and whether or not resulting from the sole, joint or concurrent negligence of any Owner Indemnified Party or Construction Manager. Construction Manager shall not have the right to waive or alter any of the requirements of this Section 13.2(b).

13.3         Claims.

(a)           Whenever any claim shall arise for indemnification hereunder, the indemnified party shall promptly notify the indemnifying party of the claim and, when known, the facts constituting the basis for such claim, except that in the event of any claim for indemnification hereunder resulting from or in connection with any claim or legal proceedings by a third party, except as otherwise expressly provided in Article XIII such notice shall specify, if known, the amount or an estimate of the amount of the liability asserted by such third party.

(b)           In connection with any claim giving rise to indemnity hereunder resulting from or arising out of any claim or legal proceeding by a person who is not a Party, the indemnifying Party, may, upon written notice to the indemnified Party, assume the defense of any such claim or legal proceeding. Except with the consent of the indemnified Party, the indemnifying Party shall not consent to the entry of any judgment arising from any such claim or legal proceedings which, in each case, does not include as an unconditional term thereof of the giving by the claimant or the plaintiff to the indemnified Party of a release from all liability in respect thereof, unless the indemnifying Party has actually paid to the indemnified Party the full amount of such judgment settlement. Any indemnified Party shall be entitled to participate in (but not control) the defense of any such claim or litigation resulting therefrom. If the indemnifying Party does not elect to control the litigation as provided above, the indemnified Party may defend against such claim or litigation in such manner as it may deem appropriate, including, but not limited to, settling such claim or litigation, after giving notice of the same to the indemnifying Party, on such terms as such indemnified Party may deem appropriate, and the indemnifying Party shall promptly reimburse the indemnified Party. All indemnification hereunder shall be effected by payment of cash or delivery of a certified or official bank check in the amount of the indemnification liability.

(c)           To the extent Construction Manager or a Owner Indemnified Party elects not to pursue any legal remedies it has against other Persons, but relies on the indemnities provided for in this Agreement, Construction Manager or Owner Indemnified Party will assign its legal remedies to the maximum extent allowed by law to Owner or Construction Manager, as appropriate.

13.4         Insurance.

(a)           Construction Manager, without limiting its obligations or liabilities hereto, shall obtain and maintain the following insurance with limits not less than those indicated. Construction Manager shall procure a waiver of subrogation in favor of Owner or any other Owner Indemnified Party or any other person to the extent indemnified by Construction Manager and name Owner as an additional insured with regard to Section 13.3(d).

(i)            Workers’ Compensation Insurance covering all employees engaged in the Work hereunder in accordance with the statutory requirements of the jurisdiction in which such services are to be performed.

(ii)           Employer’s Liability Insurance with limits not less than one million dollars ($1,000,000.00) for each accident or death of an employee engaged in Work hereunder.

(iii)          Automobile Liability insurance covering all motor vehicles owned or leased by Construction Manager engaged in the performance of Work hereunder. Limits of liability shall not be less than one million dollars ($1,000,000.00) for the accidental injury to or death of one or more persons or damage to or destruction of property as a result of one accident.

(b)           Except as otherwise specifically requested and approved by the Parties, no other insurance shall be carried by Construction Manager for the benefit of Owner.

(c)           Construction Manager shall require all Contractors employed by it under this Agreement to obtain the insurance identified in Schedule 4.  If any proposed written agreement contains language different than what is contained in Schedule 4, Construction Manager shall submit the proposed insurance language to Owner for review and approval.

ARTICLE XIV.
MISCELLANEOUS

14.1         Entire Agreement. This Agreement, together with the Exhibits and Schedules hereto and the certificates, documents, instruments and writings that are delivered pursuant hereto, constitutes the entire agreement and understanding of the Parties in respect of the subject matter hereof and supersedes all prior understandings, agreements or representations by or among the Parties, written or oral, to the extent they relate in any way to the subject matter hereof.  To the extent of any ambiguity, inconsistency or conflict between the body of this Agreement and any of the exhibits, schedules and the like attached hereto, the terms of the body of this Agreement shall prevail.

14.2         Amendment and Modification. No modifications of the terms and provisions of this Agreement shall be or become effective except by the execution by each of the Parties of a supplementary written agreement.

14.3         Counterparts. This Agreement may be executed in multiple counterparts, each of which, when executed, shall constitute but one and the same instrument.

14.4         Parties Bound by Agreement. This Agreement shall be binding upon and shall inure to the benefit of the Parties and their respective successors and assigns.

14.5         Construction. This Agreement has been freely and fairly negotiated between the Parties.  If an ambiguity or question of intent or interpretation arises, this Agreement will be construed as if drafted jointly by the Parties and no presumption or burden of proof will arise favoring or disfavoring any Party because of the authorship of any provision of this Agreement.  Any reference to any Law will be deemed also to refer to such Law as amended and all rules and regulations promulgated thereunder, unless the context requires otherwise.  The words “include,” “includes,” and “including” will be deemed to be followed by “without limitation.” Pronouns in masculine, feminine, and neuter genders will be construed to include any other gender, and words in the singular form will be construed to include the plural and vice versa, unless the context otherwise requires. The words “this Agreement,” “herein,” “hereof,” “hereby,” “hereunder,” and words of similar import refer to this Agreement as a whole and not to any particular subdivision unless expressly so limited.  The Parties intend that each representation, warranty, and covenant contained herein will have independent significance. If any Party has breached any representation, warranty, or covenant contained herein in any respect, the fact that there exists another representation, warranty or covenant relating to the same subject matter (regardless of the relative levels of specificity) which the Party has not breached will not detract from or mitigate the fact that the Party is in breach of the first representation, warranty, or covenant.

14.6         Time of the Essence. Time is of the essence in the performance of this Agreement.

14.7         Governing Law. This Agreement shall in all respects be governed by and construed in accordance with the laws of the Seneca Nation of Indians including all matters of construction, validity and performance, without giving effect to any choice of law rules thereof which may direct the application of the laws of another jurisdiction.

14.8         Notices. Unless specifically provided in this Agreement, any written notice or other communication shall be deemed given when received by the Party entitled to notice. Notices shall be directed as follows:

(a)

if to Construction Manager, to:

Seneca Construction Management Corporation
Attn: Clayton Seneca, President & CEO
310 Fourth Street
Niagara Falls, New York 14303
Telephone: (716) -
Facsimile: (716) -

(b)

if to Owner, to:

Seneca Territory Gaming Corporation
Attn: Office of the General Counsel
310 Fourth Street
Niagara Falls, New York 14303
Telephone: (716) 299-1100
Facsimile: (716) 299-1200

In like manner either Party may change the address to which notices to it should be directed.

14.9         Further Assurances. Subject to the terms and conditions set forth in this Agreement, each of the Parties agrees to use all reasonable efforts to take, or to cause to be taken, all actions, and to do, or to cause to be done, all things necessary, proper or advisable under applicable Laws to consummate and make effective the transactions contemplated by this Agreement.  In case, at any time after the execution of this Agreement, any further action is necessary or desirable to carry out its purposes, the proper officers or directors of the Parties shall take or cause to be taken all such necessary action.

14.10       Survival of Representations, Warranties, Covenants and Agreements. The representations, warranties, covenants and agreements given by the Parties including in particular the terms and conditions of Article XIII shall survive this Agreement without regard to any action taken pursuant to this Agreement.

14.11       Severability. The provisions of this Agreement will be deemed severable and the invalidity or unenforceability of any provision will not affect the validity or enforceability of the other provisions hereof; provided that if any provision of this Agreement, as applied to any Party or to any circumstance, is judicially determined not to be enforceable in accordance with its terms, the Parties agree that the court judicially making such determination may modify the provision in a manner consistent with its objectives such that it is enforceable, and/or to delete specific words or phrases, and in its modified form, such provision will then be enforceable and will be enforced.

14.12       Assignment. Construction Manager may not assign either this Agreement or any of its rights, interests or obligations hereunder without the prior written approval of Owner, and any such assignment by a party without prior written approval of Owner will be deemed invalid and not binding on Owner.

14.13       Waivers. No Waiver of any of the terms and conditions of this Agreement shall be effective unless in writing and signed by the Party against whom such waiver is sought to be enforced.  Any waiver of the terms hereof shall be effective only in the specific instance and for the specific purpose given.  The failure of a Party to insist, in any instance, on the strict performance of any of the terms and conditions hereof shall not be construed as a waiver of such Party’s right in the future to insist on such strict performance.

14.14       Cumulative Rights, Obligations and Remedies. Except as expressly provided herein, the rights, obligations and remedies created by this Agreement are cumulative and in addition to any other rights, obligations or remedies otherwise available at law or in equity.

14.15       No Third Party Beneficiaries. This Agreement is for the sole and exclusive benefit of the Parties. Except as expressly provided herein to the contrary, nothing herein is intended to benefit any other Person not a Party hereto, and no such Person shall have any legal or equitable right, remedy or claim under this Agreement.

14.16       Confidentiality. The Parties agree that this Agreement, the Work and all information and data exchanged by them in accordance with this Agreement that is non-public, proprietary and/or confidential in nature, shall be maintained in strict and absolute confidence, except upon prior written notice and with respect to disclosure (a) pursuant to the sale, disposition or other alienation (directly or indirectly) of a Party’s rights and interest in and to this Agreement, (b) pursuant to the sale or other disposition (directly or indirectly) of all or substantially all of the assets of a Party, (c) in conjunction with a merger, consolidation, share exchange or other form of statutory reorganization involving a Party, (d) to lenders, accountants and other representatives of the disclosing Party with a need to know such information, (e) as required to make disclosure in compliance with any applicable Law, or under compulsion of judicial process, to comply with this Agreement and its objectives or (e) to those of a Parties’ Affiliates that have a “need to know”; provided that the disclosing Party shall be liable for any disclosure by the receiving Person to the extent such disclosure would not be permitted by this Section if made by the disclosing Party.

IN WITNESS WHEREOF, each Party has caused this Agreement to be executed in its name by an officer thereunto duly authorized as of the date first set forth above.

SENECA TERRITORY GAMING CORPORATION

By:	/s/ John Pasqualoni
Printed Name:	John Pasqualoni
Title:	President & CEO

SENECA CONSTRUCTION MANAGEMENT CORPORATION

By:	/s/ Clayton Seneca
Printed Name:	Clayton Seneca
Title:	President & CEO